Exhibit 10.73

Fifth Addendum to the Private Lease Contract Instrument for Nonresidential Property

By and between:

I – LUCIO TOMASIELLO, Brazilian, unmarried, of legal age, businessman, holder of identity document RG No.                SSP/SP, duly enrolled in the Individual Taxpayers Roll of the Ministry of the Treasury – CPF/MF under No.               , resident and with address in the City of and MAURÍCIO TOMASIELLO, Brazilian, unmarried, of legal age, businessman, holder of identity document RG No.               , issued by SSP/SP, duly enrolled in the Individual Taxpayers Roll of the Ministry of the Treasury – CPF/MF under No.               , resident and with address in the City of                , both hereinafter simply called “LESSORS”; and

II – AMYRIS BRASIL LTDA., corporation with headquarters in the City of Campinas, State of São Paulo, at Rua James Clerk Maxwell, No. 315, Techno Park, Postal Code: 13069-380, duly enrolled in the National Corporate Taxpayers Roll of the Ministry of the Treasury – CNPJ/MF under No.               , represented in this act by its Articles of Incorporation, hereinafter simply called “LESSEE”; and

LESSORS and LESSEE are jointly called “Parties” and individually, “Party.”

WHEREAS, the Parties entered into the Private Lease Contract Instrument for Nonresidential Property (the “Contract”) March 31, 2008, referring to the location of the commercial warehouse that has a total built area of 1,368.09 m2 (thirteen hundred sixty-eight square meters and 9 square centimeters), situated at Rua James Clerk Maxwell, No. 315, Postal Code: 13069-380, object of recorded entry 100068 filed in Notary Office No. 2, Property Records of Campinas, State of São Paulo and registered with the City of Campinas, State of São Paulo, under cartographic code No. 3162.44.26.0285.00000 (the “Property”);

WHEREAS, the Parties entered into a Private Addendum Instrument to the Lease Contract for Nonresidential Property (the “First Addendum”) that modified the conditions established in the Contract for the lease guarantee July 5, 2008;

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WHEREAS, the Parties entered into the Second Addendum to the Private Lease Contract Instrument for Nonresidential Property (the “Second Addendum”) October 30, 2008 that renewed and extended the lease period from 36 (thirty-six) months to 60 (sixty) months, that is, to May 31, 2013;

WHEREAS, the Parties entered into the Third Addendum to the Private Lease Contract Instrument for Nonresidential Property (the “Third Addendum”) October 1, 2012 that renewed the lease period for another 36 (thirty-six) months, to October 1, 2015, and capped the monthly rent increase;

WHEREAS, the Parties entered into the Fourth Addendum to the Private Lease Contract Instrument for Nonresidential Property (the “Fourth Addendum”) March 5, 2015 that renewed the lease period for an additional 43 (forty-three) months, to October 5, 2018, reset the monthly rent increase, and added clauses to the Contract; and

WHEREAS, the Parties have an unalloyed reciprocal interest in (i) establishing that the monthly rent will not be readjusted or corrected annually, including by variation in the General Market Prices Index-IGPM, measured by the Getúlio Vargas Foundation-FGV and (ii) keeping the updated monthly rent duly paid by the LESSEE the same until October 1, 2016,

The Parties therefore decide to sign the present Fifth Addendum to the Private Lease Contract Instrument for Nonresidential Property (the “Fifth Addendum”) in mutual and complete agreement, in accordance with the clauses and conditions set out below.

CLAUSE ONE

MONTHLY RENT AND READJUSTMENT

1.1       As a result of the Parties’ full accord, both state that no annual adjustment or correction of any kind will be made to the monthly rent, including variation in the General Market Prices Index-IGPM, measured by the Getúlio Vargas Foundation-FGV, and therefore, the monthly rent will remain fixed and unadjustable to October 1, 2016.

1.2       In accordance with the prescription in clause 1.1 above, the Parties agree, by

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mutual consent, that the LESSEE will continue until October 1, 2016, to pay the LESSORS the amount of R$ 27.09 (twenty-seven reais and nine centavos) per m2 (square meter), calculated on the total built area of the leased property, namely, 1,368.09 m2 (thirteen hundred sixty-eight square meters and nine square centimeters), thus totaling the amount of R$ 37,059.66 (thirty-seven thousand fifty-nine reais and sixty-six centavos) monthly.

1.2.1       The Parties mutually agree that until October 1, 2016, the LESSEE will pay the LESSORS the monthly amount provided in this clause 1.2, all provisions of the Fourth Amendment referring to annual correction or adjustment of the monthly rent having no applicability and consequently, not producing any effects between the Parties.

1.2.2       Nevertheless, if the Parties should negotiate a readjustment or correction of the monthly price rent after October 1, 2016, this will only occur with the prior agreement of the Parties and approved by the LESSEE, upon entering into a written contractual addendum agreement.

1.3       In view of the amendments made by the Parties in this Fifth Addendum, in strict observance of the provisions in clauses 1.1 and 1.2, above, the Parties agree that Clause Five, lead paragraph, of the Contract will go into force with the following provision from the signing of this instrument:

5) Until October 1, 2016, the LESSEE will pay the LESSORS the monthly rent of R$ 37,059.66 (thirty-seven thousand fifty-nine reais and sixty-six centavos) due the 5th (fifth) of each month via deposit to bank account ( ), the deposit slip serving as receipt and discharge. In addition, the Parties mutually agree that under this clause, until October 1, 2016, the monthly rent will not undergo any kind of adjustment or correction, including in response to the annual variation of the General Market Prices Index-IGPM, measured by the Getúlio Vargas Foundation-FGV.

The Parties declare, in terms of this Clause One, that the conditions for payment not amended by this Fifth Addendum will be those established in the contract.

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CLAUSE TWO

GENERAL PROVISIONS

2.1       The remaining clauses and conditions contained in the Contract, the First Addendum, the Second Addendum, the Third Addendum, and the Fourth Addendum are ratified by this Act in all their terms not expressly amended by this Fifth Addendum.

2.2       The Parties agree that the terms of this Fifth Addendum take precedence over the provisions of any other understanding that there may be between the Parties from the signing date of the Contract and the signing date of this Fifth Addendum.

2.3       The Contract and this Fifth Addendum can only be amended in any of their provisions by entering into a written contractual addendum.

And being thus within the law and in agreement, the Parties sign the present instrument in 3 (three) identical copies to the same effect, together with 2 (two) legally capable witnesses, who also sign.

Campinas, September 22, 2015

/s/ Lucio Tomasiello                       /s/ Mauricío Tomasiello

LESSORS: LUCIO TOMASIELLO/MAURÍCIO TOMASIELLO

/s/ Eduardo Loosli Silveira                       /s/ Giani Ming Valent

LESSEE: AMYRIS BRASIL LTDA.

Witnesses:

1. Name: RG: CPF/MF:	2. Name: RG: CPF/MF:

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